Exhibit 5.1

July 27, 1999


Neose Technologies, Inc.
102 Witmer Road
Horsham, PA 19044

Re:      Neose Technologies, Inc.
         Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel to Neose Technologies, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the subject Registration Statement on Form S-3, as amended (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the shelf registration of 1,500,000 shares of the Company's common stock (the "Shares") sold in a private offering to the selling stockholders.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Certificate of Incorporation, as amended, and Bylaws, as amended, of the Company, as in effect on the date hereof; (c) certain records of the Company's corporate proceedings as reflected in its minute books; and (d) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

The opinion set forth below is limited to the General Corporation Law of the State of Delaware, as amended.

Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Opinion" in the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours.

/s/ Morgan, Lewis & Bockius LLP